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                                                              EXHIBIT 4.2

                        HAWAIIAN NATURAL WATER COMPANY, INC.
                               STOCK OPTION AGREEMENT


     This Stock Option Agreement (this "Agreement") is made and entered into as of July 31, 1998 by and between Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"), and 8607 Colonial Group, Inc., a New York corporation ("Colonial"), with respect to the following:

     WHEREAS, Colonial and the Company have entered into a letter agreement, dated as of the date hereof (the "Engagement Agreement"), pursuant to which the Company has agreed to engage Colonial as the Company's financial public relations advisor for a two year term; and

     WHEREAS, as its sole compensation for services to be provided pursuant to the Engagement Agreement, the Company has agreed to issue to Colonial 100,000 shares (the "Initial Shares") of common stock, no par value (the "Common Stock"), of the Company and to grant to Colonial certain options to purchase additional shares of Common Stock, as more fully described herein;

     NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein, the parties hereto agree as follows:

     1. GRANT OF OPTIONS. The Company hereby grants to Colonial the right and option, but not the obligation, to purchase an aggregate of Five Hundred Sixty-Five Thousand (565,000) shares of Common Stock (the "Option Shares"), subject to adjustment as provided herein, on the terms and conditions set forth herein (the "Options"). The Options are intended to be non-statutory options and NOT incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     2.   VESTING.  The Options shall be fully vested on the date hereof.

     3. EXERCISE PERIOD; EXERCISE PRICE. The Options may be exercised during the periods (in each case, the "Exercise Period") and at the exercise prices per Share (in each case, the "Exercise Price") set forth below. The Exercise Price shall be subject to adjustment as provided herein.

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                                               INITIAL
        SHARES            EXERCISE PRICE/      EXERCISE          EXPIRATION
      PURCHASABLE              SHARE             DATE               DATE

        100,000                $2.50            9/1/98            8/31/99

        100,000                $3.00           10/1/98            8/31/99

        100,000                $3.50           11/15/98           8/31/99

        100,000                $4.00           1/15/99            7/15/00

        100,000                $5.00           3/15/99            7/15/00

         65,000                $6.00           5/15/99            7/15/00

     The foregoing notwithstanding, in the event that the Registration Statement (as defined in Section 11 below) has not been declared and remained continuously effective for a period of at least thirty (30) days prior to July 15, 1999, the Expiration Date of the Options as shown above shall be extended until the date which is thirty (30) days following the earlier of
(i) the effective date of the Registration Statement, or (ii) receipt by Colonial of an opinion of counsel to the Company to the effect that the Initial Shares may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to the volume limitations, manner of sale and Form 144 filing requirements set forth therein.

     4.   OPTIONAL REDEMPTION.   Notwithstanding the Exercise Period provided
in Section 3 above, the Company shall have the right, but not the obligation, to redeem any part or all of the Options at a redemption price of $.05 per Option if and to the extent that the Trading Price thereof (as hereinafter defined) is at least 150% of the Exercise Price thereof for a period of ten
(10) consecutive trading days within a period of fifteen (15) trading days prior to delivery by the Company to Colonial of a written notice of redemption (the "Redemption Notice") with respect thereto; provided, however, that the Company shall not be entitled to redeem any Options unless all of the following conditions are satisfied with respect thereto: (i) the Initial Exercise Date thereof as provided in Section 3 above has occurred on or prior to the delivery date of the Redemption Notice therefor; (ii) the Registration Statement is effective as of the delivery date of such Redemption Notice and remains continuously effective through the date set for redemption (the "Redemption Date"); and (iii) the Common Stock is quoted on the Nasdaq National Market System or SmallCap Market or is listed on the New York Stock Exchange or other national or regional stock exchange (collectively, "Listed") on

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the delivery date of the Redemption Notice and remains Listed continuously through the Redemption Date . The Redemption Notice shall state (i) the number of Options to be redeemed, (ii) the Exercise Price(s) thereof, (iii) the Trading Price of the Common Stock during the applicable ten (10) day trading period, and (iv) the applicable Redemption Date therefor, which shall be not less than ten (10) nor more than twenty (20) days following the
delivery date of the Redemption Notice.   Colonial shall be entitled to
exercise any or all of the Options called for redemption at any time through the Redemption Date therefor. Thereafter, Colonial's right to exercise such Options shall cease and its sole right with respect thereto shall be to receive payment of the Redemption Price therefor.

     As used herein, the term Trading Price with respect to any given trading day means the greater of (i) the closing sales price, or (ii) the average of the closing bid and asked prices for the Common Stock on such trading day as reported on by Nasdaq, or the stock exchange on which the Common Stock is then Listed.

     5. MANNER OF EXERCISE. The Options may be exercised in lots of 100 Option Shares or multiples thereof during the Exercise Period as provided above, by written notice delivered to the Board. Such notice shall state the number of Option Shares with respect to which Options are being exercised and shall be accompanied by payment of the purchase price in full in cash. As soon as practicable after any such exercise of Options, the Company shall issue and register in the name of and deliver to Colonial a certificate or certificates for the Option Shares issuable upon such exercise.

     6. ADJUSTMENT PROVISIONS. If, at any time or from time to time during the Exercise Period, any of the following events shall occur, the Exercise Price and the number of and kind of Option Shares then subject to the Options shall in each instance be adjusted as follows:

          a.   STOCK DIVIDENDS, SPLIT-UPS
               AND COMBINATIONS

     If a change is effected in the number of outstanding shares of Common Stock by a stock dividend in Common Stock or by a subdivision or combination of such shares, the Exercise Price shall be proportionately reduced or increased, as the case may be, so that it will bear the same ratio to the Exercise Price in effect immediately before such change as the number of shares outstanding immediately before such change bears to the number outstanding immediately thereafter.

     Upon any adjustment of the Exercise Price as provided above, the number of Option Shares subject to the Options shall be increased or decreased, as appropriate, so that it will bear the same ratio to the number of Option Shares subject to the Options immediately before such change as the number of shares outstanding immediately after such change bears to the number of outstanding immediately prior thereto.

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          b.   OTHER CHANGES IN CAPITAL STRUCTURE

     In the case of any reclassification or other change in the outstanding Common Stock not covered by the foregoing provisions, other than a change in par value, or from par value to no par value, or from no par value to par value, or in the case of any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of the Company), or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety, or substantially as an entirety, Colonial shall have the right, upon exercise of the Options, to receive solely a like amount and kind of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance as Colonial would have been entitled to receive if the Options, to the extent not previously exercised, had been exercised in full immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

          c.   NOTICE OF ADJUSTMENT

     Upon any adjustment of the Exercise Price and change in the number of Option Shares or other securities purchasable hereunder, the Company shall give written notice thereof to Colonial, stating the new price and the increased or decreased number of Option Shares or other securities purchasable upon exercise of the Options and setting forth in reasonable detail the method of calculation and the pertinent facts upon which such calculation is based.

     7. NON-TRANSFERABILITY OF OPTIONS. The Options may be exercised only by Colonial and may not be transferred in any manner, except with the prior written consent of the Company.

     8. REPRESENTATIONS OF COLONIAL. Colonial acknowledges that it has been informed that the Option Shares subject to the Options, if and when issued, will not be registered under the Securities Act. Colonial understands that the Company is granting the Options in reliance upon exemptions contained in the Securities Act and the General Rules and Regulations under the Securities Act as promulgated and from time to time amended by the Securities and Exchange Commission (the "SEC") on the grounds that, subject to Section 11 hereof, the grant of the Options and the issuance and sale of the Option Shares subject thereto are transactions not involving any public offering and that, consequently, such transactions are exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) thereof. Colonial acknowledges that reliance upon this exemption is predicated in part upon its representation that it has no intention of dividing its participation or any interest in the Options and the Option Shares with others or otherwise distributing all or any part thereof but that any Option Shares acquired by it upon exercise of the Options will be acquired for its own account and for investment only, subject to Section 11 below. In

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addition, Colonial specifically authorizes the Company to place an appropriate legend on the Option Shares in the form set forth in Section 10 below.

     9. REPRESENTATION OF THE COMPANY. The Company represents and warrants that the Option Shares issuable upon any exercise of the Options, when purchased and paid for as herein provided, will be validly issued, fully paid and non-assessable.

     10. LEGEND. The certificates representing the Option Shares issued upon any exercise of the Options granted hereby shall bear the following legend:

          THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE SECURITIES ACT AND SUCH LAWS.

     11. REGISTRATION RIGHTS. On or prior to August 31, 1998 (the "Filing Date"), the Company shall prepare and file with the SEC a registration statement (the "Registration Statement") on Form S-3 or such other applicable form as the Company may determine covering the Initial Shares and the Option Shares (collectively, the "Shares") and permitting the Shares to be offered and resold on a continuous basis pursuant to Rule 415 (or any similar rule) under the Securities Act. The Company shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable, and in any event not more than sixty (60) days, following the Filing Date and to remain effective for a period of twelve (12) months or, if earlier, until all the Shares have been sold. The foregoing notwithstanding, the Company may, one time during such period for up to a maximum of ninety
(90) days, suspend the effectiveness of the Registration Statement, if the Company shall determine, upon advice of counsel, that it would be required to disclose any significant corporate development, which disclosure would have a material adverse effect on the Company, by giving notice to Colonial in accordance with Section 12 below; provided, however, that the period of time that the Registration Statement is required to kept effective as provided above shall be increased by the number of days in such suspension period.
The Company shall pay all expenses of registering the Shares pursuant to this
Section 11, except that Colonial shall pay any underwriting discounts or commissions attributable to the sale of

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Shares and shall pay its own counsel's fees should it elect to use counsel separate from the Company's.

     12. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered, transmitted by facsimile, telex or cable, or transmitted by postage prepaid, registered or certified mail with return receipt requested, or by FedEx or other similar overnight delivery service, addressed as follows:

          If to Colonial, to it at:

               601 Stage Road
               Monroe, New York 10950
               Attn: Michael Gaggi
               Fax:

          With a copy to:

               Vincent McGill, Esq.
               Phillips Nizer Benjamin Krim & Ballon LLP
               666 Fifth Avenue
               New York, New York 10103-0084
               Fax: (212) 262-5152

          If to the Company, to it at:

               248 Mokauea Street
               Honolulu, Hawaii 96819
               Fax: (808) 832-4559
               Attn: Marcus Bender, President

          With a copy to:

               Richard P. Manson, Esq.
               Graham & James LLP
               801 S. Figueroa Street, Los Angeles, CA  90017
               Fax: (213) 623-4581

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     Notices shall be deemed to have been given:  (i) on the fifth business day after posting, if mailed first class, (ii) on the date of receipt if delivered personally, or (iii) on the next business day after transmission if transmitted by facsimile, telex or cable (and appropriate answerbacks have been received) or overnight delivery service. Either party hereto may change its address for purposes hereof by notice to the other party in accordance with this Section 12.

     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

     IN WITNESS WHEREOF, the parties have executed this Stock Option Agreement as of the date first above written.

                           HAWAIIAN NATURAL WATER COMPANY, INC.
                           (the "Company")

                              By: _______________________________
                              Marcus Bender, President


                              8607 COLONIAL GROUP, INC.

                              ___________________________________
                              By: Michael Gaggi, President

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